REINSURANCE POOLING AGREEMENT


         THIS AGREEMENT (the "Agreement") made and concluded at Hatboro, Pennsylvania, this 7th day of July, 1998, to be effective as of 12:01 a.m., July 1, 1998 (the "Effective Time"), by and between Penn-America Insurance Company
(PAIC) and Penn-Star Insurance Company (PSIC), witnesseth that:
         WHEREAS, it is the view of PAIC and PSIC that the business of each party would be more efficiently and economically processed by a single company instead of by each party separately; and
         WHEREAS, in the interests of simplification of the operations of each party, PAIC and PSIC have determined that the underwriting operations of each party should be conducted, by means of mutual reinsurance on the percentage bases herein provided, by PAIC on behalf of both parties; and
         WHEREAS, the parties hereto desire to form a pooling arrangement to effectuate the pooling of risks for Losses Incurred at or after the Effective Time under policies in force and for policies issued or renewed on or after the Effective Time.
         NOW THEREFORE, the parties hereto agree as follows:


                     ARTICLE 1 - REINSURANCE ASSUMED BY PAIC

         (a) In Force Business:

          (1) PAIC hereby reinsures, and PSIC hereby cedes and transfers to PAIC on a quota share basis, 100% of PSIC's unexpired liability under all policies, certificates, contracts, and other evidences of insurance and reinsurance (herein "Policies") issued by PSIC prior to and in force on the Effective Time. The cession herein shall not apply to any portion of PSIC's liability with respect to losses occurring under such Policies prior to the Effective Time, regardless of when such losses are reported by the underlying insureds or reinsureds.

          (2) As consideration for the reinsurance described in Article 1(a)(1), PSIC shall assign and transfer to PAIC an amount, in cash or other assets acceptable to PAIC, equal in the aggregate to the PSIC Subject Unearned Premium on such business, less the PSIC Ceding Commission thereon. In no event shall the net transfer contemplated herein exceed twenty-five percent (25%) of PSIC policyholders' surplus.

         (b) New Business:

          (1) PAIC hereby reinsures, and PSIC hereby cedes and transfers to PAIC on a quota share basis, 100% of PSIC's liability under all Policies issued or renewed by PSIC on or after the Effective Time.

          (2) As consideration for the reinsurance described in Article 1(b)(1), PSIC shall assign to PAIC 100% of the PSIC Subject Premium on such business.



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           ARTICLE 2 - REINSURANCE OF POOLED BUSINESS ASSUMED BY PSIC

         (a) In Force Business:

          (1) PSIC hereby reinsures, and PAIC hereby cedes and transfers to PSIC on a quota share basis, a 35% quota share of PAIC's unexpired liability under all Policies issued by PAIC prior to and in force on the Effective Time, including but not limited to the liability assumed by PAIC from PSIC pursuant to Article 1(a) of this Agreement. The cession herein shall not apply to any portion of PAIC's liability with respect to losses occurring under such Policies prior to the Effective Time, regardless of when such losses are reported by the underlying insureds or reinsureds.

          (2) As consideration for the reinsurance described in Article 2(a)(1), PAIC shall assign and transfer to PSIC an amount, in cash or other assets acceptable to PSIC, equal in the aggregate to 35% of the Pooled Subject Unearned Premium on such business, less the PAIC Ceding Commission on PAIC's Subject Unearned Premium.

         (b) New Business:

          (1) PSIC hereby reinsures, and PAIC hereby cedes and transfers to PSIC on a quota share basis, a 35% quota share of PAIC's liability under all Policies issued or renewed by PAIC on or after the Effective Time, including but not limited to the liability assumed by PAIC from PSIC pursuant to Article 1(b) of this Agreement.

          (2) As consideration for the reinsurance described in Article 2(b)(1), PAIC shall pay to PSIC 35% of the Pooled Subject Premium on such business.


                ARTICLE 3 - AUTHORIZATION FOR PAIC TO MANAGE POOL

          Effective as of the Effective Time of this Agreement, PAIC is hereby authorized and empowered by PSIC to: (a) collect and receive all premiums; (b) pay all underwriting expenses, including commissions and premium taxes; (c) pay all facultative reinsurance; (d) take charge of, adjust and pay all Losses with respect to any and all Policies issued by both parties; (e) and to issue, reinsure or cancel any and all such Policies and make any changes therein. PAIC (sometimes referred to as the "Pool Manager") shall pay all Losses of PSIC and collect all reinsurance on such Losses, it being understood and agreed, however, that PSIC at monthly intervals shall reimburse PAIC for its respective percentage of the Losses, as set forth in Article 5 herein, net of reinsurance collected from companies not a party to this Agreement with respect to all Policies of both parties. PAIC shall also initially set and maintain PSIC's Case and IBNR reserves, as well as unearned premium reserves (using the semi-monthly pro rata method), in its capacity as Pool Manager, subject to review and approval by PSIC. Nothing herein shall be deemed to be a grant or delegation of management control to the substantial exclusion of the Board of Directors of the respective parties contrary to Section 1721 of Title 15 of the Pennsylvania Consolidated Statutes Annotated.


              ARTICLE 4 - ALLOCATION OF CLAIMS DEPARTMENT EXPENSES

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         Both PAIC and PSIC agree that Claims Department Expenses (CDEs) shall be allocated to accident years using the following formula:

          1) 50% of the CDEs shall be allocated to accident years based on the percentage of the number of claims reported in a given year compared to the total for all years; and
          2) 50% of the CDEs shall be allocated to accident years based on the percentage of Adjustment Expenses paid in a given year compared to the total for all years.

          PSIC agrees to pay to PAIC thirty-five percent (35%) of the CDEs allocated to all accident years which are covered by this Agreement. If the accident year is the year of inception or termination, then the CDEs shall be prorated.


                       ARTICLE 5 - SETTLEMENTS OF ACCOUNTS

         Commencing with the first month after the Effective Time:

          (A) PAIC agrees to pay PSIC monthly, thirty-five percent (35%) of all Pooled Subject Premiums (including premiums assumed from PSIC pursuant to Article 1), less premiums (net of Ceding Commission) ceded to companies other than the parties hereto; and,

          (B)  PSIC agrees to pay PAIC monthly the following:

               (1) PSIC's proportionate share of the Claims Department Expenses (CDE's) pursuant to Article 4; and,

               (2)  Thirty-five percent (35%) of the following:

                    (a) Commission paid to agents, including contingent commissions accrued;

                    (b) Underwriting and administrative expenses, which include all premium taxes, underwriting, executive, accounting, and systems expenses, but not CDE's which are allocated pursuant to Article 4; and,

                    (c) Losses having a loss date at or after the Effective Time of this Agreement.

         On termination of this Agreement, PSIC's obligations under Article 5(B)(2)(a)-(c) shall cease.


                     ARTICLE 6 - TERMINATION OF POOL MANAGER

         PAIC may be terminated as Pool Manager by PSIC upon ninety (90) days notice to PAIC. Both parties shall, by mutual agreement, appoint another pool manager but, in the event the parties cannot reach mutual agreement, PAIC shall be appointed Pool Manager to provide the services specified in Articles 3, 4 and 5 and upon performing said services shall be entitled to the reimbursement of expenses as provided for in Article 5.

                           ARTICLE 7 - RIGHT OF OFFSET

         It is understood and agreed that, insofar as is practicable and consistent with the purposes and intentions of this Agreement, the obligations of each party to this Agreement to transfer assets to the other party may, in whole or in part, be offset against the reciprocal obligations of the other party so that each party shall deliver hereunder only a net amount of assets required under such offset.

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         ARTICLE 8 - EXCLUSION OF INVESTMENT INCOME AND TAXES FROM POOL

         This Agreement shall not apply to investment operations or liabilities for federal, foreign or state income tax of the parties hereto.


                     ARTICLE 9 - DETERMINATION OF PROCEDURES

         The appropriate officers of PAIC and PSIC shall determine the methods and procedures, including accounting transactions, by which the terms of this Agreement shall be performed by and on behalf of the parties hereto. All methods and procedures adopted pursuant to this Agreement shall be in compliance with applicable Pennsylvania laws.


                     ARTICLE 10 - PENNSYLVANIA LAW TO GOVERN

         The law of the Commonwealth of Pennsylvania shall govern and determine the validity, interpretation, enforcement and performance of this Agreement.


                  ARTICLE 11 - AMENDMENTS TO POOLING AGREEMENT

         This Agreement may be modified from time to time, so as to adapt its provisions to the varying conditions of the business of the parties, by mutual agreement in writing by the parties, subject to approval by the Board of Directors of each party and by approval of the Office of the Insurance Commissioner of the Commonwealth of Pennsylvania.


                        ARTICLE 12 - CONTINUOUS AGREEMENT

         This Agreement shall remain in full force and effect for a period of one (1) year commencing as of the Effective Time of this Agreement. This Agreement shall thereafter automatically renew for additional one year periods unless terminated pursuant to written notice by one or more of the parties hereto. In the event of termination, the parties' obligations under this Agreement shall cease no later than ninety (90) days after the date notice of termination is given, unless otherwise stated herein or otherwise agreed upon by the parties.



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                         ARTICLE 13 - INADVERTENT ERRORS

         Wherever required to give the correct meaning throughout this Agreement, the singular number shall be interpreted in the plural. Clerical errors or errors of involuntary or inadvertent omission or commission shall not be interpreted as a discharge of liability on behalf of any of the parties to this Agreement. Such errors shall be rectified at the time of discovery or as soon as practicable thereafter.


                             ARTICLE 14 - INSOLVENCY

         In the event of the insolvency of either party, the reinsurance payable to such party member as a ceding company (the "Ceding Company") under this Agreement by the other party as reinsurer (the "Reinsurer") shall be payable, without diminution because of the Ceding Company's insolvency, by the Reinsurer to the Ceding Company's liquidator, receiver or statutory successor on the basis of the claim or claims allowed on the contracts of insurance against the insolvent Ceding Company by any court of competent jurisdiction or any justice or judge thereof, or by any receiver, liquidator or statutory successor having authority to determine and allow such claims. It is agreed, however, that the liquidator, receiver or statutory successor of the Ceding Company shall have to give written notice to the Reinsurer of the pendency of a claim against the Ceding Company under the contracts of insurance within a reasonable time after such claim is filed in the insolvency proceeding, and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefits which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.


                         ARTICLE 15 - ENTIRE AGREEMENT

         This Agreement shall constitute the entire agreement between the parties and provides no guarantee of profit, directly or indirectly, to or from either party hereto.



                             ARTICLE 16 - REPORTING

         This Agreement shall provide for monthly reporting of premiums (written and unearned), Losses (paid and reserved for on a Case and IBNR basis) and underwriting expenses, unless there is no activity during the period.



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                          ARTICLE 17 - TRUST AGREEMENT

         PAIC and PSIC shall each establish and maintain their quota share of all unearned premium and loss reserves required on the policies subject to this Agreement.

         If either PAIC or PSIC would not be entitled to full reserve credit for reinsurance herewith in a jurisdiction in which either party is subject to financial reporting, both parties agree to establish a trust account in an amount equal to the Ceding Company's share of the reserves for which credit is sought for all outstanding amounts ceded to the unauthorized reinsurer (the "Unauthorized Reinsurer") at a given date. The trust account shall be established with a bank which is a member of the Federal Reserve System (herein called "Trustee") for the purpose of establishing a trust account for the exclusive benefit and use of the Ceding Company. Such account shall consist solely of cash (United States legal tender), and investments of the type specified in subsections (1), (2), (3) and (13) of subsection (a) of Section 1404 of the New York Insurance Law, provided that such investments are qualified reserve investments under the insurance laws of the Commonwealth of Pennsylvania. The trust agreement shall comply with the requirements of Title 11, Part 126, of the New York Code of Rules and Regulations (Insurance Regulation No. 114).

         Prior to depositing assets with the Trustee, the Unauthorized Reinsurer shall execute assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or other assets requiring assignments, so that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may, whenever necessary, negotiate any such assets without consent or signature from the Unauthorized Reinsurer or any other entity. The assets deposited in such trust account shall be valued, for the purpose of determining the extent thereof, according to their current fair market value on the date as of which such valuation is to be made.

         The Unauthorized Reinsurer may from time to time, while there is no deficiency in the trust account, request the Ceding Company to withdraw from the trust account all or any part of the assets contained therein, and the Ceding Company shall deliver same to the Unauthorized Reinsurer or to its order, if it first replaces the withdrawn assets with other qualified assets of equal value approved by the Ceding Company so that at all times the market value of the trust account is not less than the amount required to be on deposit. The Ceding Company shall not unreasonably or arbitrarily withhold its approval. So long as there is no deficiency in the trust account, the Unauthorized Reinsurer shall have the full and unqualified right to vote and execute consents with respect to any shares of voting stock deposited and shall be entitled to receive from time to time from the Trustee payments of any dividends, interest or other income upon any shares of stock or obligations included in the trust account.

         The Ceding Company or its successor in interest by operation of law or otherwise, including, without limitation, any liquidator, rehabilitator, receiver, or conservator, may withdraw assets from the trust account at any time and from time to time, notwithstanding any other provisions in this Agreement, and such funds shall be applied without diminution because of insolvency on the part of the Ceding Company or the Unauthorized Reinsurer, for one or more of the following purposes only:
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          (i)  to reimburse the Ceding Company for the Unauthorized Reinsurer's
               share of the premiums returned to the owners of reinsured policies under this Agreement on account of cancellations of such policies;

          (ii) to reimburse the Ceding Company for the Unauthorized Reinsurer's share of Losses paid by the Ceding Company under the terms and provisions of the reinsured policies under this Agreement;

          (iii) to fund an account with the Ceding Company in an amount at least equal to the deduction for reinsurance ceded from the Ceding Company's liabilities for policies ceded under the Agreement, such amount to include, if applicable, (but not be limited to) amounts for loss reserves (including IBNR), loss adjustment expense reserves, and unearned premiums;

          (iv) to pay any other amounts for the Ceding Company claims that are due under this Agreement;

          (v) to return to the Unauthorized Reinsurer any assets in excess of 102 percent of the amount required to be on deposit; and;

          (vi) to permit the substitution of assets as authorized hereinabove.


                              ARTICLE 18 - HEADINGS

                  The headings of any paragraph or Article of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.



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                            ARTICLE 19 - DEFINITIONS

         "Adjustment Expenses" shall mean payments within the terms of the policies in the direct defense of claims as allocated to an individual claim or loss (other than for CDE) made in conjunction with the disposition of a claim, loss, or legal proceeding including investigation, negotiation, and legal expenses, court costs, prejudgment interest or delay damages, and interest on any judgment or award.

         "Case" shall refer to loss reserves which are established by PAIC or PSIC on a case by case or individual claim basis, with respect to losses which have been incurred and reported to either PAIC or PSIC.

         "Claims Department Expenses" or "CDEs" shall mean office expenses and salaries and expenses of employees of PAIC or any subsidiary of PAIC's claims department.

         "Ceding Commission" shall mean the commissions, premium taxes and other underwriting expenses incurred in writing Subject or Pooled Subject Unearned Premiums, to be calculated by multiplying such premium by the prior twelve (12) month statutory expense ratio.

         "IBNR" shall mean the estimated reserves, at a given point in time, with respect to losses which have been incurred but not yet reported to PAIC or PSIC, and for future development on reported claims.

         "Losses" shall mean payments on policies within the terms and limits of such policies in settlement of claims or judgements, including Adjustment Expenses, after deduction of deductibles, salvage and subrogation, and all amounts due from reinsurers not a party to this Agreement.

         "Losses Incurred" shall mean Losses and Adjustment Expenses both paid and the reserves (both Case and IBNR) thereon.

         "PSIC Losses Incurred" shall mean PSIC's Losses and Adjustment Expenses both paid and the reserves (both Case and IBNR) thereon.

         "PAIC Subject Unearned Premiums" shall mean PAIC Subject Premiums which are unearned by PAIC at the Effective Time of this Agreement.

         "PSIC Subject Premiums" shall mean gross premiums written by PSIC, less policy specific reinsurance such as facultative reinsurance which inures to the benefit of this Agreement.

         "PSIC Subject Unearned Premiums" shall mean PSIC Subject Premiums which are unearned by PSIC at the Effective Time of this Agreement.

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         "Pooled Subject Premiums" shall mean gross premiums written by both parties, less policy specific reinsurance such as facultative reinsurance, and less reinsurance ceded to parties other than the parties hereto including treaty and catastrophe reinsurance, all of which inure to the benefit of this Agreement.

         "Pooled Subject Unearned Premiums" shall mean Pooled Subject Premiums which are unearned at the Effective Time of this Agreement.

         "Pooled Losses Incurred" shall mean Losses and Adjustment Expenses of PAIC and PSIC both paid and the reserves (both case and IBNR) thereon.




IN WITNESS WHEREOF, the parties have hereunto set their hands hereof the day and the year first above written.


In the presence of:



/s/ Sherry Blomgren                      By: /s/ Rosemary Ferrero
Sherry Blomgren                              Rosemary Ferrero



/s/ Adele Hoegermeyer                    By: /s/ Jon S. Saltzman
Adele Hoegermeyer                            Jon S. Saltzman






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                                    RIDER #1

         This Rider forms a part of, and is incorporated in, the Reinsurance Pooling Agreement ("Agreement") between Penn-America Insurance Company ("PAIC") and its wholly owned subsidiary, Penn-Star Insurance Company ("PSIC"). This Rider applies to all risks placed in California and sought to be reinsured by PAIC and PSIC therein.

         Notwithstanding any of the terms or conditions in the Agreement to the contrary:

(a) PAIC will not reinsure risks for the "Team and Vehicle" or "Aircraft and Miscellaneous" lines of insurance or any other line of insurance which it is not authorized to write in California until such time that it is authorized to write such line(s) of insurance in California; and,
(b) PSIC will not reinsure risks for the "Boiler and Machinery" line of insurance or any other line of insurance which it is not authorized to write in California until such time that it is authorized to write such line(s) of insurance in California.

         IN WITNESS WHEREOF, the parties have hereunto set their hands the day and the year first above written.


In the presence of:




/s/ Sherry Blomgren                      By: /s/ Rosemary Ferrero
Sherry Blomgren                              Rosemary Ferrero



/s/ Adele Hoegermeyer                    By: /s/ Jon S. Saltzman
Adele Hoegermeyer                            Jon S. Saltzman


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